UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 3, 2007

Commission File Number: 001-31516

GETTY IMAGES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	98-0177556
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

601 NORTH 34TH STREET,

SEATTLE, WASHINGTON 98103

(Address of principal executive offices)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE: (206) 925-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 3, 2007, Getty Images (US), Inc., a wholly-owned subsidiary of Getty Images, Inc., (collectively “we”) entered into a sublease with Cardinia Real Estate, L.L.C. (“Cardinia”) for the remainder of our excess leased facilities in New York. Cardinia will sublease approximately 72,970 square feet at 75 Varick Street, New York, New York for a term beginning June 1, 2007 and ending March 30, 2015, the end of our lease term.

As previously disclosed in our Current Report on Form 8-K filed with the Securities Exchange Commission (“SEC”), on March 16, 2007, we entered into a sublease arrangement with New York Magazine Holdings, L.L.C. (“New York Holdings”), for approximately 72,843 of our excess leased space located at 75 Varick Street, New York, New York.

As previously reported in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, we recorded an estimated loss of approximately $18.6 million that we expected to incur in connection with all of our excess leased facilities in New York. As a result of the arrangement with Cardinia, we expect to make a final adjustment to reduce the overall loss on our excess New York facilities by approximately $1.5 million in our second quarter ending June 30, 2007.

The summary of the sublease with Cardinia is qualified in its entirety by reference to the sublease agreement, which is attached hereto as Exhibit 10.1. The sublease agreement with New York Holdings was filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on March 16, 2007.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit No.	Description
10.1	Sublease agreement between Getty Images (US), Inc. and Cardinia Real Estate LLC, dated May 3, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GETTY IMAGES, INC.

By:	/s/ THOMAS OBERDORF
Thomas Oberdorf
Senior Vice President and Chief Financial Officer

Date: May 11, 2007